Exhibit 99.2
Bakers Footwear Group, Inc.
Excerpts of Second Quarter Fiscal 2011 Results Conference Call Transcript
September 13, 2011
Operator
Greetings and welcome to the Bakers Footwear Group, Inc. second quarter 2011 results conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Instructions] As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Ms. Allison Malkin of ICR. Thank you, Ms. Malkin. You may begin.
Allison Malkin
Thank you, Jackie. Good morning everyone. Before we get started I would like to remind you of the Company’s Safe Harbor language which I’m sure you’re all familiar with. The statements contained in this conference call which are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those suggested in such statements due to a number of risks and uncertainties which are described in the Company’s filings with the SEC. And now, I would like to turn the call over to Bakers’ Chairman, President and CEO, Peter Edison.
Peter Edison
Thank you, Allison. Good morning everyone. Thank you for joining us to discuss our second quarter 2011 results. With me today is Charlie Daniel, our Chief Financial Officer.
For this morning’s call I’ll review our second quarter performance and provide an update on the initiatives we believe position our Company for improved performance this year. Charlie will then review our financials in more detail. After my closing remarks, we will open the call to answer the questions you have for us today.
We are pleased to report improved second quarter results. The quarter included increased comparable store sales and improved gross margin, which fueled a reduction in losses as compared to the prior year. In total, for the second quarter, net sales rose 2.3% to $44.3 million from $43.3 million in the second quarter last year. Comparable store sales increased 4.7% driven by continued strength in closed-toe footwear categories. Gross margin increased 180 basis points to 29.3% of net sales from 27.5% of net sales last year. Operating loss decreased to $1.1 million compared to an operating loss of $1.6 million last year, and net loss was $1.6 million or $0.17 per diluted share compared to $2.1 million or $0.28 per diluted share in the second quarter of last year.

We attribute our improved operating performance to the execution of our growth strategies which are focused on consistently providing great fashion for our customers, expanding our exclusive brands, and increasing our multi-channel sales. In addition, our marketing initiatives have been effective in heightening brand awareness and loyalty. We’re also beginning to see benefits from our margin enhancement strategy. We believe our results suggest that Bakers continues to be viewed as an authority in fashion footwear by our customers. We expect to build upon our fashion leadership this year.
Let me share with you some of the specific highlights of our sales performance. Our customers responded favorably to our assortments with our comparable store sales gains led by double-digit gains in closed footwear in all categories. We also saw continued strong performance with our exclusive H by Halston and Wild Pair brands. This strength was partially offset by a decline in open-toe footwear. We moved aggressively our seasonal sandal inventory during the quarter and feel good about the level and composition of our inventory as we begin the third quarter.
Turning to our exclusive brand strategy beginning with H by Halston, as we had mentioned on previous calls, H by Halston further differentiates our stores with a designer label that has a clean and simple look, as well as universal appeal. The successful introduction of the H by Halston label demonstrates that we can effectively sell higher price point designer product to our existing customers, as well as expand our category reach to more upscale fashion, casual and athletic footwear. We continue to be excited by the long-term potential of H by Halston, which we operate under a license agreement.
We were also very pleased with the performance of our Wild Pair brand which was introduced in 120 of our Bakers stores this spring. The addition of Wild Pair allows us to offer customers edgier product than our Bakers and H by Halston line, and it’s quickly become a top-selling brand at a higher retail. We see opportunity to capitalize on the strength of the Wild Pair brand by expanding the styles and categories we offer and gradually growing the brand to more doors. Importantly, our Wild Pair brand allows us to lead the market in footwear trends with a differentiated brand versus mall peers which we expect will increase our fashion authority, further drive sales and broaden our customer appeal.
Turning to our third strategy, we saw strong results within our multi-channel initiatives which included a 16.2% increase in eCommerce sales. As a reminder, multi-channel sales include our Bakersshoes.com website, our many sites for H by Halston and Wild Pair, our call center and special order sales as well as expansions to a smartphone platform and Amazon.com. We also continue to grow our social media efforts to feature our brands and our new launches. We believe this has greatly added to the enthusiasm of our H by Halston and Wild Pair brand introductions. The number of fans on our Bakers Shoes Facebook page and traffic on our footwear blog, Shoeternity, continues to experience strong growth. We expect this effort to build further momentum across our channels of distribution this year.

On the marketing front, in addition to our eCommerce initiatives, we’re focused on expanding awareness and strengthening consumer connection to our brand with strong creative campaigns designed to tell each brand’s unique story. This increase in brand support is balanced with our continued discipline on the cost front.
Our margin initiatives were equally successful and contributed to a 180 basis point improvement in gross margin during the period. We have a major initiative in place across our organization to improve merchandising margins as we optimize our promotional cadence and increase the penetration of higher margin sales. As relates to our promotional cadence, we have seen success from earlier, more aggressive promotional activity, designed to reduce the size of our clearances. In addition, given our success in selling higher-priced product with our H by Halston and Wild Pair brands, we see the opportunity to provide higher quality construction design in leathers in our Bakers line which represents a margin opportunity for us going forward. In fact, early in third quarter we expanded our price range to include higher end boots in our Bakers line and while early, the response has been very favorable. On our balance sheet, our inventory in dollars rose 15%. Our second quarter receipts were up 13.2% in average unit retail, which reflects the increase in our product mix of higher value dress shoes including our H by Halston and Wild Pair brands but also reflecting across the board higher retails.
As I mentioned previously, we remain pleased with the level and content of our inventory, as we begin the fall season. We are excited about our business as we begin the third quarter and expect to have a good fall season. To this end our comp store sales quarter-to-date are up 3.6% and have accelerated nicely in September, as fall product categories become a greater percentage of our sales. We’re especially pleased with our comp sales performance for the first two weeks of September, which is up 9.4%, up from the 0.7% comp increase in August.
We expect to maintain our favorable sales momentum as we continue to execute our strategies to provide compelling fashion to our customers, broaden our consumer reach with higher quality offerings in our exclusive Bakers, H by Halston and Wild Pair brands, expand our multi-channel sales and increase our connection with our customers with effective and captivating marketing campaigns. We also expect to benefit from our margin enhancement initiatives this fall, as we adjust our promotional strategies, sell our shoes in the higher prices and streamline our clearances. Finally, we will maintain our disciplined approach to expense management. Now I’d like to turn the call over to Charlie to review our financials in more detail.
Charlie Daniel
Thank you, Peter. For the second quarter, the 13-weeks ended July 30, 2011, net sales increased 2.3% to $44.3 million, up from $43.3 million in the 13-weeks ended July 31, 2010. Comparable store sales increased 4.7% compared to an increase of 0.2% in the second quarter last year. Gross profit was $13 million, or 29.3% of net sales, up from $11.9 million, or 27.5% of net sales, in the second quarter last year. The increase in gross profit was driven by strength in our higher margin dress categories and by improved leverage on buying and occupancy cost. Selling expenses increased 2.8% to $9.9 million, or 23.2% of net sales, from $9.6 million, or 22.2% of net sales, in the second quarter last year. The increase in selling expenses was primarily driven by higher store payroll and marketing expense.

General and administrative expenses for the second quarter of 2011 increased 7.8% to $4.2 million or 9.5% of net sales, up from $3.9 million, or 9% of net sales, in the second quarter last year. This increase was primarily due to higher payroll and group health insurance expense. The increased gross profit more than offset the higher SG&A expense and led to a $500,000 reduction in operating loss in the second quarter, to $1.1 million, from an operating loss of $1.6 million in the second quarter of 2010.
Net loss for the second quarter of 2011 was $1.6 million, or $0.17 per share, compared to a net loss of $2.1 million, or $0.28 per share, last year. For the first six months of fiscal 2011, net sales were $91.3 million, up 5.2% from $86.8 million in the first six months of fiscal 2010. Comparable store sales increased 7.1%, compared to a decrease of 0.7% in the first six months last year. Operating loss for the first six months of fiscal 2011 was $3.2 million, down from $4.5 million in the prior year period. Our net loss totaled $4.1 million, or $0.44 per share, compared to a net loss of $5.5 million, or $0.75 per share, in the first half last year.
Turning to the balance sheet, inventories at the end of the second quarter were $24.9 million, up from $21.6 million at the end of the second quarter of 2010. Inventory increased year-over-year in dollars, but unit inventory is essentially flat compared to last year. The inventory dollar increase results from a shift in our mix to higher priced styles as well as generally higher product cost across the board. As demonstrated by our improvement in gross margin, we were successful in passing through these increases in the spring and expect to continue to do so in the fall season. Accounts payable increased to $19.1 million, from $16.9 million last year.
The balance on our revolving credit facility increased to $10.2 million, from $9.6 million last year, and our availability under the facility was $435,000 at quarter end. In June, we extended the maturity of our subordinated convertible debentures from a $4 million balloon payment due in June of 2012, to four $1 million principal payments due annually starting in June 2012, in return for increasing the interest rate from 9.5% to 12%. This extension increases our financial flexibility as we move into 2012 and beyond. Capital expenditures for the first half of fiscal 2011 were $1.1 million, compared to $461,000 in the prior year period. The increase is primarily attributable to ordinary store move-overs and remodeling. Now, I will turn the call back over to Peter for closing comments.
Peter Edison
Thanks, Charlie. In summary, we’re pleased with our performance in the second quarter and first half of the year, and expect our strategies to allow us to build upon our positive momentum as we begin the third quarter. To this end, our customers are responding very favorably to our fall assortments across categories, brands and channels of distribution and we’ve proven our ability to sell higher-priced product, demonstrated by the success of our exclusive brands and see an opportunity to increase our price range within our Bakers brand as well. As a result of this along with our margin enhancement initiative, we expect to generate increased comparable store sales and gross margins in the third and fourth quarters, even as we absorb higher sourcing costs.
We remain confident in our strategies and our ability to fund our business, which we believe positions us to improve our operating performance in fiscal 2011 and longer term. With that, I’d like to turn the call over to the operator to begin the question-and-answer portion.

Operator
[Instructions] Ronald Bookbinder, The Benchmark Company.
Ronald Bookbinder
It’s good to see the positive comp continuing, but looking at the losses, is it the lack of leverage on occupancy that’s really holding you back from reaching profitability?
Peter Edison
Well, we feel that profitability is primarily a gross margin dollar increase challenge for us and that’s why we are doing our double initiative really of driving comp store sales and margin enhancement. And so we are — we don’t feel like we can do it without both and feel that a comp increase of — in the mid to high single digits combined with some margin enhancements will return us to profitability. Comp store increases will in fact deleverage some of the rent component that’s in the gross margin calculation, but we don’t think that rents are the solution. We think rents are just part of the issue that we face.
Ronald Bookbinder
So is your product cost gross margin back to historic levels as to when you were producing profit?
Peter Edison
Not quite. We’re both below the average store volume as well as the internal merchandising margin. Not dramatically, but enough that it gives us a target to shoot for.
Ronald Bookbinder
And the strength in the new fashion in the closed-toe shoe, is there a fashion style that it’s going with? Is there a shift that you’re seeing from skinny jeans to more of a flared that would go better with a closed toe shoe or is there something there that you could give us some color on?

Peter Edison
Well, I mean, the fashion trends are a variety of them and they’re all closed, whether it’s pumps in dress shoes or a lace-up booties or closed casual flats and sports shoes, those are all good categories. And they all have new fashion trends within them. And I really can’t relate it to the apparel other than to say it’s just a little bit more casual 1970s, not necessarily the dress shoes but the casual footwear is more of a — little bit more bohemia look to it. The dress shoes are something different. That’s just continued lifestyle for skinny jeans.
Ronald Bookbinder
The sandals, have you cleared that inventory or do you still have it in stock?
Peter Edison
We’ve cleared the inventory. We’re way below last year in sandal inventory at the end of the year. We took our markdowns, we saw it coming soon enough not to make the last big buy of sandals and so we don’t really have an inventory issue at all.
Ronald Bookbinder
The two sale events that you traditionally hold in Q3, should we expect them to happen as usual?
Peter Edison
No. We have changed our markdown cadence significantly. We are moving to what I call two big clearances, one in the summer and one after Christmas. And two small clearances in the mid-season and that’s somewhat different from the five clearances that we’ve had. We believe this combined with a more aggressive promotions reduces the amount of shoes on clearance which is the deepest markdown that we have. We think that will actually raise gross margin dollars. It’s had that effect so far in the first 90 days since we’ve implemented it. And the effect in the third quarter, I don’t think is material from the point of view of markdowns taken compared to other quarters, because the summer clearances, a lot of it’s in the third quarter as well as that mid-season sale. So I don’t think — I can’t tell you that I’ve studied to know whether the cadence of the four clearance activities, how it might differ the quarterly margin performance. We just think in total it’s a benefit to us. But it’s a fair question to ask, which you didn’t ask, but I’m asking for you. I don’t have the answer to that.
Ronald Bookbinder
Do you have an impact as to how this change in markdown schedules impacted Q2 this year versus last year?

Peter Edison
Well, we think maybe half of our gross margin improvement came from reduced markdowns. So whether all of that was attributed to the promotional cadence or not, I — we really don’t know. It’s kind of hard to pin that down, but if the total formula works, then that’s how you tell, and the total formula worked.
Operator
[Instructions] Ivan Zwick, Raymond James.
Ivan Zwick
Congratulations, Peter, on this improved quarter. I feel from what you spoke so far that you’re definitely on the right track to profitability. This is sort of a loaded question. Do you feel you can be profitable this coming year?
Peter Edison
Well, not 2011. As we say this coming year. If you mean the year we’re in now, anything’s possible but it’s highly unlikely.
Ivan Zwick
No, I’m talking about next year.
Peter Edison
Yes. We are shooting and making our plans as if we’re going to be profitable next year. We’re developing the sales initiatives, the markdown initiatives to achieve profitability next year. That is not a promise that we’re going to do it but it is where we believe it’s possible to achieve. We have made half of that progress that we needed to make to get there this year. We see that coming. So that we will have cut our losses and we think then next year we have a really good chance to get there as long as fashion trends remain in the climate that we’re in today.
Ivan Zwick
Let me ask you this too, on the Wild Pair shoes in the Bakers stores, in the next 12 months do you plan to pretty well be in all of them or about how many more?
Peter Edison
No, we don’t plan to be in all of them. We think that the success of the Wild Pair line is because it’s very special, very unique, very fast and edgy. We think it would be inappropriate in some of our stores. I think it’s more likely that we expand the breadth of the line than we’d go in all stores. So we’ll likely just add a few stores but expand and increase the assortment in the stores that we’re in. We think that’s better keeping with the Wild Pair brand image.

Ivan Zwick
Were you cash flow positive this quarter?
Peter Edison
Hold on one second. I believe we were.
Charlie Daniel
From operating activities, yes.
Peter Edison
From operating activities, yes. That’s what Charlie says.
Ivan Zwick
Okay. Well from the direction you’re going and a person who spent the biggest part of his life in the shoe business, I see exactly where you’re going and I think you’re definitely on the way to profitability with the lines you’ve got and the way you’re treating the markdowns. So, good luck to continued success.
Operator
Steven Martin, Slater Capital Management.
Steven Martin
I echo the previous sentiment. Can you tell us about trends so far this quarter?
Peter Edison
Yes. I mean, again, it’s a tale of two stories. There is a strong dress shoe trend for sort of high heel pumps and that continues. It’s been in the market for a long time. And we are benefiting from that. And this trend in casual footwear has gotten more rugged, a little more casual, not as cleaned up. The leathers are rougher. In it is everything from flats to boots, short boots to tall boots and there are a lot of things going on within that boot category, laces are good, pull-on boots are good, riding boots are good. Just a lot of activity in the whole casual sport area.
Steven Martin
Can you give us an idea of what the comps are running so far?
Peter Edison
Well, in September we’re up 9.4%, so —

Steven Martin
That’s great. And has the shift in — well, not that there was a big shift in weather, but the — at least some cooling off and rain. Has that —
Peter Edison
The hurricane was like a — the hurricane in the northeast which of course was — really hurt business in August and the first day of September was like a wake-up call that summer was over and fall has begun. And since that day, it’s been — the comps changed. So, that was almost a fortuitous weather event. I hate to blame good weather but sometimes you get good weather.
Operator
[Instructions] Thank you, there are no further questions at this time. I’d like to hand the floor back over to management for any closing comments.
Peter Edison
Thank you, operator. Thanks everyone for joining us. Look forward to speaking with you when we report our third quarter results in December.
Operator
Thank you. This concludes today’s teleconference. You may disconnect your lines at this time. Thank you all for your participation.